Exhibit 99

Farmers & Merchants Bancorp Reports
Record Third Quarter And Year-to-Date Earnings

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the third quarter ending September 30, 2008. The results represented the 43rd consecutive quarter that Farmers & Merchants Bancorp’s net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported net income of $6.1 million for the quarter ending September 30, 2008. Earnings per share of common stock outstanding for the third quarter were $7.63, up 5.1% from the third quarter of the prior year. In addition, loans outstanding grew 3.5%, total core deposits, excluding public time deposits, increased 8.9%, and total assets at quarter-end were $1.6 billion, up 10.9% over the third quarter of 2007.  Return on average assets for the quarter was 1.50%, and return on average equity was 16.34%. The Company’s loan quality remains relatively strong with non-performing loans as of September 30, 2008 totaling only 0.57% of total loans. In addition, the Company’s loan loss reserve is 1.59% of loans.  Total Risk Based Capital remains strong at 12.71%.  The Company continues to be classified as “well-capitalized” under federal regulatory guidelines.

For the nine-month period ending September 30, 2008 net income was $17.8 million and earnings per share of common stock outstanding were $22.34, an increase of 6.5% over the same period in the prior year.  Return on average assets was 1.53%, and return on average equity was 16.05%.

Additional details regarding Farmers & Merchants Bancorp’s third quarter and year-to-date financial performance can be found in the Company’s 10-Q filing with the Securities and Exchange Commission at www.sec.gov/edgar.shtml.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 23 convenient locations from Sacramento to Turlock and Hilmar.
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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.